CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 22, 2021, relating to the financial statements and financial highlights of The Tocqueville Fund, The Tocqueville Opportunity Fund, and The Tocqueville Phoenix Fund, each a series of The Tocqueville Trust, for the year ended October 31, 2021, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
February 25, 2022